Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Tuesday, July 15, 2014

COMMERCE BANCSHARES, INC. ANNOUNCES SECOND
QUARTER EARNINGS PER SHARE OF $.70

Commerce Bancshares, Inc. announced earnings of $.70 per common share for the three months ended June 30, 2014 compared to $.69 per share in the second quarter of 2013 and $.67 per share in the previous quarter. Net income for the second quarter amounted to $66.5 million, compared to $65.8 million in the same quarter last year and $64.3 million last quarter. For the current quarter, the return on average assets totaled 1.18%, the return on average equity was 11.7%, and the efficiency ratio was 60.3%.

For the six months ended June 30, 2014, earnings per common share totaled $1.37 compared to $1.32 in the first six months of 2013. Net income amounted to $130.8 million for the first six months of 2014 compared to $126.8 million for the same period last year. The return on average assets for the first six months of 2014 was 1.17% and the return on average equity was 11.6%.

In making this announcement, David W. Kemper, Chairman and CEO, said, “This quarter we saw good top line revenue growth when compared to the previous quarter along with solid loan growth. Net loan charge-offs declined and expenses remained well-controlled. Loans outstanding increased $265 million, or 9% annualized, this quarter to $11.5 billion as demand remained solid for commercial and consumer-related loans. Net interest income grew by $7.4 million compared to the previous quarter due to the aforementioned loan growth and higher earnings on the Company’s inflation-protected securities. Our net interest margin grew this quarter to 3.13%. Also, non-interest income grew 6%, or $6.1 million, mainly on growth from bank card, trust and deposit fees. Non-interest expense was mostly unchanged from the previous quarter, and our efficiency ratio declined to 60%.”

Mr. Kemper continued, “Net loan charge-offs for the current quarter totaled $7.6 million, compared to $9.7 million in the previous quarter and $9.4 million in the second quarter of 2013. The decrease in net loan charge-offs compared to the previous quarter is mainly due to an increase in net recoveries on commercial-related loans of $936 thousand coupled with lower consumer net loan charge-offs. During the current quarter, the provision for loan losses totaled $7.6 million and matched net loan charge-offs. The allowance for loan losses amounted to $161.5 million this quarter, or 1.41% of period end loans, and was 3.7 times non-performing loans. Total non-performing assets decreased $2.7 million from the previous quarter to $51.7 million this quarter.”

(more)

     Total assets at June 30, 2014 were $23.0 billion, total loans were $11.5 billion, and total deposits were $19.0 billion. Through its normal treasury repurchase program, the Company repurchased 1.1 million shares of its common stock at an average price per share of $43.55 during the quarter and paid a cash dividend of $.225 per common share, an increase of 5% over the rate paid in 2013. Also, the Company issued $150 million in 6% non-cumulative perpetual preferred stock and concurrently entered into a $200 million accelerated share repurchase agreement with another financial institution.

Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in over 350 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, and private equity activities.

Summary of Non-Performing Assets and Past Due Loans

(Dollars in thousands)	3/31/2014	6/30/2014	6/30/2013
Non-Accrual Loans	$47,573	$43,260	$39,092
Foreclosed Real Estate	$6,871	$8,445	$13,434
Total Non-Performing Assets	$54,444	$51,705	$52,526
Non-Performing Assets to Loans	.49%	.45%	.51%
Non-Performing Assets to Total Assets	.24%	.22%	.24%
Loans 90 Days & Over Past Due — Still Accruing	$12,487	$11,629	$12,509

This financial news release, including management's discussion of second quarter results, is posted to the Company's web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at 1000 Walnut Street, Suite 700
Kansas City, MO 64106
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Six Months Ended
(Unaudited)	March 31, 2014	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$153,066	$160,493	$159,458	$313,559	$309,801
Taxable equivalent net interest income	159,761	167,889	165,942	327,650	322,650
Non-interest income	102,627	108,763	102,676	211,390	202,553
Investment securities gains (losses), net	10,037	(2,558)	(1,568)	7,479	(3,733)
Provision for loan losses	9,660	7,555	7,379	17,215	10,664
Non-interest expense	162,340	162,931	156,966	325,271	312,003
Net income attributable to Commerce Bancshares, Inc.	64,313	66,531	65,805	130,844	126,822
Earnings per common share:
Net income — basic	$.67	$.70	$.69	$1.37	$1.33
Net income — diluted	$.67	$.70	$.69	$1.37	$1.32
Cash dividends	$.225	$.225	$.214	$.450	$.429
Cash dividends on common stock	21,590	21,331	20,431	42,921	40,866
Diluted wtd. average shares o/s	95,194	93,913	94,667	94,550	94,816
RATIOS
Average loans to deposits (1)	59.35%	59.71%	56.68%	59.53%	55.66%
Return on total average assets	1.16%	1.18%	1.20%	1.17%	1.17%
Return on total average equity	11.56%	11.69%	12.07%	11.62%	11.73%
Return on average common equity (2)	11.56%	11.79%	12.07%	11.67%	11.73%
Non-interest income to revenue (3)	40.14%	40.39%	39.17%	40.27%	39.53%
Efficiency ratio (4)	63.28%	60.30%	59.73%	61.75%	60.72%
NET LOAN CHARGE-OFFS (RECOVERIES)
Net total loan charge-offs (recoveries)	9,660	7,555	9,379	17,215	17,164
Business	(106)	381	(87)	275	(137)
Real estate — construction and land	55	(978)	(744)	(923)	(1,276)
Real estate — business	426	36	1,253	462	1,149
Consumer credit card	6,447	6,291	6,935	12,738	12,983
Consumer	2,505	1,689	1,452	4,194	3,161
Revolving home equity	113	(351)	156	(238)	295
Real estate — personal	6	176	172	182	545
Overdraft	214	311	242	525	444
AT PERIOD END
Book value per share based on total equity	$23.75	$24.69	$22.13
Market value per share	$46.42	$46.50	$41.48
Allowance for loan losses as a percentage of loans	1.44%	1.41%	1.60%
Tier I leverage ratio	9.41%	9.12%	9.08%
Tangible common equity to assets ratio (5)	9.36%	8.60%	9.06%
Common shares outstanding	95,722,655	91,609,363	95,207,651
Shareholders of record	4,143	4,113	4,107
Number of bank/ATM locations	356	354	356
Full-time equivalent employees	4,745	4,733	4,720
OTHER QTD INFORMATION
High market value per share	$47.31	$47.45	$42.50
Low market value per share	$41.66	$42.09	$36.63

(1)	Includes loans held for sale.

(2)	Annualized net income available to common shareholders divided by average total equity less preferred stock.

(3)	Revenue includes net interest income and non-interest income.

(4)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(5)
The tangible common equity ratio is calculated as stockholders’ equity reduced by preferred stock, goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Six Months Ended
(Unaudited) (In thousands, except per share data)	March 31, 2014	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Interest income	$159,998	$167,567	$167,255	$327,565	$326,000
Interest expense	6,932	7,074	7,797	14,006	16,199
Net interest income	153,066	160,493	159,458	313,559	309,801
Provision for loan losses	9,660	7,555	7,379	17,215	10,664
Net interest income after provision for loan losses	143,406	152,938	152,079	296,344	299,137
NON-INTEREST INCOME
Bank card transaction fees	41,717	44,444	40,700	86,161	79,250
Trust fees	26,573	27,765	25,734	54,338	50,903
Deposit account charges and other fees	18,590	19,709	19,602	38,299	38,314
Capital market fees	3,870	3,246	3,305	7,116	7,696
Consumer brokerage services	2,747	2,972	2,853	5,719	5,539
Loan fees and sales	1,209	1,211	1,314	2,420	2,787
Other	7,921	9,416	9,168	17,337	18,064
Total non-interest income	102,627	108,763	102,676	211,390	202,553
INVESTMENT SECURITIES GAINS (LOSSES), NET
Change in fair value of other-than-temporarily impaired securities	(63)	(785)	(293)	(848)	1,096
Portion recognized in other comprehensive income	(283)	154	(195)	(129)	(2,026)
Net impairment losses recognized in earnings	(346)	(631)	(488)	(977)	(930)
Realized gains (losses) on sales and fair value adjustments	10,383	(1,927)	(1,080)	8,456	(2,803)
Investment securities gains (losses), net	10,037	(2,558)	(1,568)	7,479	(3,733)
NON-INTEREST EXPENSE
Salaries and employee benefits	94,263	94,849	89,569	189,112	180,450
Net occupancy	11,616	11,151	11,234	22,767	22,469
Equipment	4,504	4,525	4,680	9,029	9,363
Supplies and communication	5,699	5,486	5,797	11,185	11,386
Data processing and software	19,087	19,578	19,584	38,665	38,535
Marketing	3,681	3,949	4,048	7,630	7,407
Deposit insurance	2,894	2,892	2,790	5,786	5,557
Other	20,596	20,501	19,264	41,097	36,836
Total non-interest expense	162,340	162,931	156,966	325,271	312,003
Income before income taxes	93,730	96,212	96,221	189,942	185,954
Less income taxes	29,609	30,312	30,182	59,921	59,107
Net income	64,121	65,900	66,039	130,021	126,847
Less non-controlling interest expense (income)	(192)	(631)	234	(823)	25
Net income attributable to Commerce Bancshares, Inc.	64,313	66,531	65,805	130,844	126,822
Less preferred stock dividends	—	—	—	—	—
Net income available to common shareholders	$64,313	$66,531	$65,805	$130,844	$126,822
Net income per common share — basic	$.67	$.70	$.69	$1.37	$1.33
Net income per common share — diluted	$.67	$.70	$.69	$1.37	$1.32

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands)	March 31, 2014	June 30, 2014	June 30, 2013
ASSETS
Loans	$11,222,038	$11,486,674	$10,370,155
Allowance for loan losses	(161,532)	(161,532)	(166,032)
Net loans	11,060,506	11,325,142	10,204,123
Loans held for sale	—	—	8,941
Investment securities:
Available for sale	9,115,116	9,282,640	8,927,815
Trading	15,740	15,684	14,670
Non-marketable	126,119	93,748	113,470
Total investment securities	9,256,975	9,392,072	9,055,955
Short-term federal funds sold and securities purchased under agreements to resell	19,525	29,490	22,990
Long-term securities purchased under agreements to resell	950,000	950,000	1,200,000
Interest earning deposits with banks	198,417	18,877	6,816
Cash and due from banks	530,244	516,509	399,687
Land, buildings and equipment — net	344,790	346,363	352,462
Goodwill	138,921	138,921	125,585
Other intangible assets — net	8,811	8,249	4,517
Other assets	328,931	306,191	529,275
Total assets	$22,837,120	$23,031,814	$21,910,351
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$6,552,085	$6,439,796	$5,811,473
Savings, interest checking and money market	10,328,912	10,085,460	9,573,390
Time open and C.D.’s of less than $100,000	967,272	942,233	1,039,131
Time open and C.D.’s of $100,000 and over	1,389,065	1,498,982	1,472,944
Total deposits	19,237,334	18,966,471	17,896,938
Federal funds purchased and securities sold under agreements to repurchase	927,152	1,154,323	1,620,694
Other borrowings	105,114	105,096	102,766
Other liabilities	294,009	543,771	183,166
Total liabilities	20,563,609	20,769,661	19,803,564
Stockholders’ equity:
Preferred stock	—	144,816	—
Common stock	481,224	481,224	458,646
Capital surplus	1,273,290	1,214,836	1,094,922
Retained earnings	492,559	537,759	563,166
Treasury stock	(17,193)	(203,174)	(35,771)
Accumulated other comprehensive income	40,499	84,314	21,864
Total stockholders’ equity	2,270,379	2,259,775	2,102,827
Non-controlling interest	3,132	2,378	3,960
Total equity	2,273,511	2,262,153	2,106,787
Total liabilities and equity	$22,837,120	$23,031,814	$21,910,351

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS — AVERAGE RATES AND YIELDS

(Unaudited) (Dollars in thousands)	For the Three Months Ended
	March 31, 2014		June 30, 2014		June 30, 2013
	Average Balance	Avg. Rates Earned/Paid	Average Balance	Avg. Rates Earned/Paid	Average Balance	Avg. Rates Earned/Paid
ASSETS:
Loans:
Business (A)	$3,843,377	2.90%	$3,941,572	2.85%	$3,253,577	3.07%
Real estate — construction and land	419,628	3.77	431,819	3.76	373,359	3.94
Real estate — business	2,323,208	3.90	2,292,919	3.86	2,216,876	4.14
Real estate — personal	1,778,573	3.86	1,790,678	3.80	1,664,988	3.97
Consumer	1,533,485	4.41	1,602,136	4.24	1,430,832	4.69
Revolving home equity	423,656	3.82	419,581	3.93	425,762	3.96
Consumer credit card	757,423	11.43	746,485	11.42	741,793	11.20
Overdrafts	5,429	—	4,669	—	6,369	—
Total loans (B)	11,084,779	4.12	11,229,859	4.05	10,113,556	4.34
Loans held for sale	—	—	—	—	9,003	4.05
Investment securities:
U.S. government and federal agency obligations	497,333	1.71	493,880	6.55	400,027	5.15
Government-sponsored enterprise obligations	774,749	1.66	789,575	1.66	439,075	1.74
State and municipal obligations (A)	1,605,752	3.69	1,665,275	3.41	1,634,196	3.61
Mortgage-backed securities	3,019,157	2.80	3,080,464	2.69	3,272,580	2.77
Asset-backed securities	2,854,201.89		2,860,083.89		3,199,393.91
Other marketable securities (A)	153,068	2.50	149,736	2.42	188,267	2.97
Total available for sale securities (B)	8,904,260	2.18	9,039,013	2.37	9,133,538	2.33
Trading securities (A)	19,183	2.28	18,920	2.14	22,355	2.40
Non-marketable securities (A)	109,932	6.42	110,338	18.12	118,888	16.92
Total investment securities	9,033,375	2.24	9,168,271	2.56	9,274,781	2.52
Short-term federal funds sold and securities purchased under agreements to resell	24,464.43		23,947.40		23,429.48
Long-term securities purchased under agreements to resell	1,102,222	1.53	968,680	1.22	1,200,000	1.94
Interest earning deposits with banks	161,117.25		140,917.25		116,510.26
Total interest earning assets	21,405,957	3.16	21,531,674	3.26	20,737,279	3.36
Non-interest earning assets (B)	1,039,777		1,064,336		1,184,066
Total assets	$22,445,734		$22,596,010		$21,921,345
LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	$649,292.12		$685,134.12		$639,747.11
Interest checking and money market	9,473,680.13		9,488,405.13		8,932,987.14
Time open & C.D.’s of less than $100,000	975,640.47		953,789.45		1,052,574.63
Time open & C.D.’s of $100,000 and over	1,339,808.44		1,450,069.42		1,464,384.46
Total interest bearing deposits	12,438,420.19		12,577,397.19		12,089,692.22
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,209,180.07		1,169,322.09		1,544,623.07
Other borrowings	105,187	3.28	105,101	3.34	103,019	3.23
Total borrowings	1,314,367.33		1,274,423.36		1,647,642.27
Total interest bearing liabilities	13,752,787.20%		13,851,820.20%		13,737,334.23%
Non-interest bearing deposits	6,237,479		6,231,003		5,768,455
Other liabilities	198,383		230,497		228,966
Equity	2,257,085		2,282,690		2,186,590
Total liabilities and equity	$22,445,734		$22,596,010		$21,921,345
Net interest income (T/E)	$159,761		$167,889		$165,942
Net yield on interest earning assets		3.03%		3.13%		3.21%
(A) Stated on a tax equivalent basis using a federal income tax rate of 35%.
(B) The allowance for loan losses and unrealized gains/(losses) on available for sale securities are included in non-interest earning assets.

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2014

For the quarter ended June 30, 2014, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $66.5 million, an increase of $2.2 million compared to the previous quarter, and an increase of $726 thousand over the same quarter last year. The increase in net income over the previous quarter resulted mainly from growth in net interest income of $7.4 million, a lower provision for loan losses of $2.1 million, and an increase in non-interest income of $6.1 million. Non-interest expense was relatively flat with the previous quarter, however, net securities losses totaled $2.6 million in the current quarter compared to net gains of $10.0 million in the previous quarter. For the current quarter, the return on average assets was 1.18%, the return on average equity was 11.69%, and the efficiency ratio was 60.3%.

Balance Sheet Review
During the 2nd quarter of 2014, outstanding loans increased $264.6 million, or 9.6% annualized, compared to the previous quarter and increased $1.1 billion, or 10.9%, compared to the same period last year. Compared to the previous quarter, the increase in period end loans resulted from growth in business (up $153.9 million), personal real estate (up $36.4 million), construction (up $18.4 million), and consumer loans (up $75.9 million, mainly in automobile and other consumer loans). Business real estate loans declined $37.3 million from the previous quarter. The increase in business loans mainly resulted from growth in commercial and industrial loans and leasing activities. Demand for consumer automobile loans remained strong this quarter, as these loans grew by $59.8 million. However, marine and RV loans, included in the consumer loan portfolio, continued to run off this quarter by $17.0 million.

Total available for sale investment securities, at fair value, averaged $9.2 billion this quarter, an increase of $173.8 million when compared to the previous quarter. Purchases of new securities, totaling $569.4 million in the 2nd quarter of 2014, were offset by sales, maturities and pay downs of $464.1 million. At June 30, 2014, the duration of the investment portfolio was 2.7 years, and maturities and pay downs of approximately $1.6 billion are expected to occur during the next 12 months.

Total average deposits increased $132.5 million during the 2nd quarter of 2014 compared to the previous quarter. The increase in average deposits resulted mainly from growth in interest checking accounts (increase of $46.3 million), jumbo certificates of deposit (increase of $110.3 million), and savings accounts (increase of $35.8 million), but was offset by declines in money market accounts (decrease of $31.6 million) and non-interest bearing business demand deposits (decrease of $38.8 million). Compared to the previous quarter, total average consumer and commercial deposits increased $123.7 million and $48.1 million, respectively, while private banking deposits declined on average by $53.0 million. The average loans to deposits ratio in the current quarter was 59.7%, compared to 59.4% in the previous quarter.

During the current quarter, the Company’s average borrowings decreased $39.9 million compared to the previous quarter, mainly due to a decline in the average balance of repurchase agreements.

Net Interest Income
Net interest income (tax equivalent) in the 2nd quarter of 2014 amounted to $167.9 million compared with $159.8 million in the previous quarter, or an increase of $8.1 million. Net interest income (tax equivalent) for the current quarter increased $1.9 million compared to the 2nd quarter of last year. During the 2nd quarter of 2014, the net yield on earning assets (tax equivalent) was 3.13%, compared with 3.03% in the previous quarter and 3.21% in the same period last year.

The increase in net interest income (tax equivalent) in the 2nd quarter of 2014 compared to the previous quarter was due mainly to an increase in inflation income of $5.7 million on the Company’s inflation-protected securities as a result of a higher Consumer Price Index published this quarter. Additionally, the Company received a special dividend of $1.9 million related to the sale of a private equity investment which settled this quarter. Also this quarter, premium amortization expense was reduced by $218 thousand due to prepayment speed adjustments on various mortgage-backed securities.

Compared to the previous quarter, interest on loans increased $814 thousand (tax-equivalent) as a result of higher volumes on automobile and business loans but offset by lower overall rates earned, especially on consumer loans. The average yield on the loan portfolio declined 7 basis points this quarter. The average rate earned on the investment securities portfolio increased 32 basis points to 2.56% this quarter, largely due to higher rates earned on inflation-protected securities and the special dividend mentioned above.

Interest expense on deposits increased $58 thousand in the 2nd quarter of 2014 compared with the previous quarter, due mainly to growth in jumbo certificate of deposit balances.

Non-Interest Income
In the 2nd quarter of 2014, total non-interest income amounted to $108.8 million, an increase of $6.1 million, or 5.9%, compared to the same period last year. Also, current quarter non-interest income increased $6.1 million when compared to amounts recorded in the previous quarter. The increase in non-interest income over the same period last year was mainly due to growth in bank card and trust fees.

Total bank card fees in the current quarter increased $3.7 million, or 9.2%, over the same period last year. Corporate card fees increased 16.5%, or $3.2 million, while debit and credit card fees grew by 6.5% and 3.7%, respectively. Trust fees for the quarter increased $2.0 million, or 7.9%, compared to the same period last year, resulting mainly from continued growth in both private client and institutional trust fees.

Deposit account fees grew slightly, mostly from account service charges, while fees from corporate cash management and overdraft services were flat. Capital market fees declined slightly, and fees from sales of tax credits declined $976 thousand, mostly due to strong sales in the same period last year.

Investment Securities Gains and Losses
The Company recorded net securities losses of $2.6 million this quarter compared with net losses of $1.6 million in the 2nd quarter of last year. The Company recorded net securities gains of $10.0 million in the previous quarter. Net securities losses this quarter were comprised of adjustments for net losses of $4.7 million on

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2014

the Company’s private equity portfolio, offset by securities gains of $1.6 million related to the donation of appreciated securities. Additionally, the Company completed its sale of one large private equity investment (large fair value write up noted in the first quarter of 2014) and recorded an additional $1.1 million in realized securities gains. Also during the current quarter, credit-related impairment losses recorded on the Company’s non-agency guaranteed mortgage-backed securities which have been identified as other-than-temporarily impaired totaled $631 thousand. The cumulative credit-related impairment on these bonds totaled $13.8 million at quarter end. At June 30, 2014, the fair value of non-agency guaranteed mortgage-backed securities identified as other-than-temporarily impaired totaled $62.0 million, compared to $66.1 million at March 31, 2014.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $162.9 million, an increase of $6.0 million, or 3.8%, over the same period last year but only a small increase compared to the previous quarter. The increase over the previous year was mainly due to higher salaries expense coupled with an increase in medical costs. Non-interest expense in the current quarter included expenses related to Summit Bancshares totaling $1.3 million which were not present in the same quarter last year.

Compared to the 2nd quarter of last year, salaries expense grew $3.2 million, or 4.2%, mainly due to higher full-time salaries expense coupled with growth in equity compensation costs. Exclusive of salaries costs for Summit Bancshares of $745 thousand (acquired in September 2013), salaries expense grew 3.2%. Benefits expense grew $2.1 million mainly due to higher medical costs which the Company self-insures. Growth in salaries expense resulted partly from staffing additions in commercial banking, wealth, commercial card and IT departments. Full-time equivalent employees totaled 4,733 and 4,720 at June 30, 2014 and 2013, respectively.

Compared to the 2nd quarter of last year, occupancy costs declined slightly while supplies and communication and equipment costs declined by 5.4% and 3.3%, respectively. Data processing costs remained virtually unchanged from previous year’s levels mostly due to lower bank card related processing costs. Compared to the previous year, other expense included an increase in credit card rewards costs of $807 thousand coupled with higher costs for leasing activities, legal, and foreclosed property expense, but offset by operating loss recoveries of $1.0 million realized this quarter. The current quarter also included donation expense of $1.7 million related to the contribution of appreciated securities noted above in the investment securities gains and losses section.

Income Taxes
The effective tax rate for the Company was 31.3% in the current quarter compared to 31.5% in the previous quarter and 31.4% in the 2nd quarter of 2013.

Credit Quality
Net loan charge-offs in the 2nd quarter of 2014 amounted to $7.6 million, compared with $9.7 million in the prior quarter and $9.4 million in the 2nd quarter of last year. The ratio of annualized net loan charge-offs to total average loans was .27% in the current quarter compared to .35% in the previous quarter.

In the 2nd quarter of 2014, annualized net loan charge-offs on average consumer credit card loans amounted to 3.38%, compared with 3.45% in the previous quarter and 3.75% in the same period last year. Consumer loan net charge-offs in the quarter amounted to .42% of average consumer loans, compared to .66% in the previous quarter and .41% in the same quarter last year. The provision for loan losses in the current quarter totaled $7.6 million, a decrease of $2.1 million from the previous quarter and was slightly higher than in the same period last year. The current quarter provision for loan losses matched net loan charge-offs, while in the 2nd quarter of 2013, the provision was $2.0 million less than net loan charge-offs. At June 30, 2014, the allowance was 1.41% of total loans and was 373% of total non-accrual loans.

At June 30, 2014, total non-performing assets amounted to $51.7 million, a decrease of $2.7 million from the previous quarter. Non-performing assets are comprised of non-accrual loans ($43.3 million) and foreclosed real estate ($8.4 million). At June 30, 2014, the balance of non-accrual loans, which represented .38% of loans outstanding, included business real estate loans of $16.5 million, business loans of $11.1 million, and construction and land loans of $8.2 million. Loans more than 90 days past due and still accruing interest totaled $11.6 million at June 30, 2014.

Other
Through its normal treasury repurchase program, the Company purchased 1.1 million shares of treasury stock at an average cost of $43.55, and the Company declared and paid a $.225 per share cash dividend, representing an increase of 5% over the rate paid in 2013.

This quarter the Company also completed the issuance of $150 million in 6% non-cumulative perpetual preferred stock and concurrently entered into a $200 million accelerated share repurchase (ASR) agreement with another financial institution. Under the terms of the ASR agreement, the Company paid $200 million to the financial institution on June 19, 2014 and received 3.1 million shares of its common stock in treasury, representing a substantial majority of shares expected to be delivered from the overall ASR program. The ASR program is expected to be completed within the next twelve months at which time any additional shares would be delivered to the Company. The total number of shares that the Company will receive and the total consideration per share paid ultimately will be determined based on the volume-weighted daily average price of its common stock during the repurchase program. The Company also increased the number of shares under its stock buyback program to 5,000,000 shares to accommodate this program.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statement.